Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Westrock Coffee Company on Amendment No. 1 to Form S-1 (File No. 333-267509) of our report dated March 29, 2022 which includes an explanatory paragraph as to Riverview Acquisition Corp’s ability to continue as a going concern with respect to our audit of the financial statements of Riverview Acquisition Corp. as of December 31, 2021 and for the period from February 4, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.  We are no longer the auditors of Riverview Acquisition Corp. after August 15, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after August 15, 2022.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 18, 2022